Exhibit 16.1


June 11, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read the first three paragraphs of Item 4 in the Form 8-K dated June 10, 2002 of Public Service Company of New Mexico filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained herein.


Very truly yours,


/s/Arthur Andersen LLP
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ARTHUR ANDERSEN LLP


cc: Mr. John R. Loyack, VP, Corporate Controller and Chief
         Accounting Officer, PNM Resources, Inc.